Exhibit 99.1

Bolt Biotherapeutics Reports Third Quarter 2025 Financial Results and Provides Business Update

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Initial clinical data for BDC-4182 Phase 1 dose escalation study expected in 3Q 2026
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Cash balance of $38.8 million as of September 30, 2025 anticipated to fund key milestones into 2027

REDWOOD CITY, CA, November 12, 2025 – Bolt Biotherapeutics (Nasdaq: BOLT), a clinical-stage biopharmaceutical company developing novel immunotherapies for the treatment of cancer, today reported financial results for the third quarter ended September 30, 2025, and provided a business update.

“In the third quarter, we focused on developing BDC-4182, the first next-generation Boltbody™ ISAC in our pipeline. We are actively enrolling patients with gastric and gastroesophageal cancer in the Phase 1 dose-escalation study. We now look forward to presenting initial data in the third quarter of 2026,” said Willie Quinn, President and Chief Executive Officer. “With our cash runway now expected to extend into 2027, we are in a financial position to create long-term value for our shareholders and fulfill our mission of bringing new treatment options to patients with cancer.”

Recent Highlights and Anticipated Milestones

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Initial clinical data for BDC-4182 Phase 1 study for patients with gastric and gastroesophageal cancer expected in the third quarter of 2026. BDC-4182 is a next-generation Boltbody™ ISAC clinical candidate targeting claudin 18.2, a clinically validated target in oncology with expression in gastric/gastroesophageal junction cancer, pancreatic cancer, and other tumor types. Following a strong immune response that was observed at the initial dose levels, Bolt modified the clinical trial protocol to allow for step-up dosing, which has been successfully used commercially for T-cell engagers. The clinical trial is ongoing and the Company expects to present initial clinical data in the third quarter of 2026.
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In November at the 40th Annual Meeting of the Society for Immunotherapy of Cancer (SITC), Bolt presented preclinical data supporting the clinical development of BDC-4182. The data indicate that the claudin 18.2 ISAC stimulates a powerful, tumor-dependent immune response that culminates in complete tumor regression and the establishment of immunological memory. The ensuing T cell-dependent immunity was robust enough to prevent the growth of tumors lacking claudin 18.2 expression during rechallenge experiments. Furthermore, the ISAC demonstrated superior anti-tumor activity compared to both Topo1- and MMAE-based ADCs, particularly in a low-antigen model of claudin 18.2-expressing cancer. Taken together, these findings provide a strong rationale for the ongoing clinical development of BDC-4182.
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Presented updated preclinical results for next-generation Boltbody™ ISACs targeting CEA and PD-L1 at SITC.
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Bolt’s CEACAM5 (CEA) ISAC features a novel, fully human antibody with high affinity and selectivity for membrane-bound CEA while minimizing binding to other CEACAMs and soluble

CEA. Our CEA ISAC is conjugated to a proprietary TLR7/8 agonist via a non-cleavable linker and drives enhanced phagocytosis of CEA-positive tumor cells and immune activation relative to an ISAC created with an alternative CEA antibody, tusamitamab. Bolt’s CEA ISAC induced complete and durable anti-tumor responses in preclinical models and was more effective than a Topo1-based ADC at lower doses and in a lower antigen density tumor model. Bolt’s CEA ISAC was well tolerated in a non-GLP toxicology study and is available for partnering.
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Bolt’s PD-L1 ISAC utilizes a novel human anti-PD-L1 antibody conjugated to a TLR7/8 agonist via a non-cleavable linker. This ISAC leverages a unique mechanism of action due to its ability to target both tumor and immune cells that express PD-L1. Preclinical results demonstrated that PD-L1 ISACs represent a compelling new approach to treat cancer, leveraging mechanisms that are distinct from and potentially complementary to conventional PD-1/PD-L1 blockade with the potential for enhanced immune activation and antitumor activity. The poster also highlights the potential advantage of using an active Fc and a dual TLR7 and TLR8 agonist, design choices that may confer a competitive advantage versus other PD-L1 ISACs in development.
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Collaborations with Genmab and Toray ongoing. Genmab and Bolt’s collaboration continues to explore research and development of additional next-generation ISAC programs for the treatment of cancer. The Toray collaboration combines the Company’s immunostimulatory linker-payloads with Toray antibodies targeting Caprin-1, a tumor-specific antigen that is strongly expressed on the cell membrane in multiple solid tumor types.
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Seeking a partner for further BDC-3042 development. BDC-3042 is a proprietary agonist antibody that targets dectin-2, an immune-activating receptor expressed by tumor-associated macrophages (TAMs). Bolt completed the Phase 1 dose escalation study and presented the clinical results at the American Associates for Cancer Research (AACR) Annual Meeting that took place in April 2025. BDC-3042 is available for partnering.
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Cash, cash equivalents, and marketable securities were $38.8 million as of September 30, 2025. Cash position is expected to fund multiple milestones and operations into 2027.

Third Quarter 2025 Financial Results

• Collaboration Revenue – Total collaboration revenue was $2.2 million for the quarter ended September 30, 2025, compared to $1.1 million for the same quarter in 2024. Revenue in the comparative periods was generated from services performed under the R&D collaborations as we fulfill our performance obligations.

• Research and Development (R&D) Expenses – R&D expenses were $6.5 million for the quarter ended September 30, 2025, compared to $13.8 million for the same quarter in 2024. The decrease between the comparable periods was mainly due to a decrease in salary and related expenses, a decrease in clinical expenses primarily related to the discontinued development of trastuzumab imbotolimod, formerly known as BDC-1001 in May 2024.

• General and Administrative (G&A) Expenses – G&A expenses were $3.3 million for the quarter ended September 30, 2025, compared to $3.8 million for the same quarter in 2024. The decrease between the comparable periods was mainly due to a decrease in salary and related expenses primarily as a result of the May 2024 restructuring.

• Loss from Operations – Loss from operations was $7.7 million for the quarter ended September 30, 2025, compared to $16.4 million for the same quarter in 2024.

About the Boltbody™ Immune-Stimulating Antibody Conjugate (ISAC) Platform
Bolt Biotherapeutics’ Boltbody ISAC platform harnesses the precision of antibodies with the power of the innate and adaptive immune system to generate a productive anti-cancer response. Each Boltbody ISAC candidate comprises a tumor-targeting antibody, a non-cleavable linker, and a proprietary immune stimulant. The antibody is designed to target one or more markers on the surface of a tumor cell and the immune stimulant is designed to recruit and activate myeloid cells. Activated myeloid cells initiate a positive feedback loop by releasing cytokines and chemokines, chemical signals that attract other immune cells and lower the activation threshold for an immune response. This increases the population of activated immune system cells in the tumor microenvironment and promotes a robust immune response with the goal of generating durable therapeutic responses for patients with cancer.

About Bolt Biotherapeutics, Inc.

Bolt Biotherapeutics is a clinical-stage biopharmaceutical company developing novel immunotherapies for the treatment of cancer. Bolt Biotherapeutics’ pipeline candidates are built on the Company’s deep expertise in myeloid biology and cancer drug development. The Company’s pipeline includes BDC-4182, a next-generation Boltbody™ Immune-Stimulating Antibody Conjugate (ISAC) clinical candidate targeting claudin 18.2. BDC-4182 is currently in a Phase 1 dose escalation trial that includes patients with gastric and gastroesophageal cancer. The Company has strategic collaborations with Genmab and Toray built around the Company’s Boltbody™ Immune-Stimulating Antibody Conjugate (ISAC) platform technology and its expertise in myeloid biology. The Company is seeking to partner its Dectin-2 agonist, BDC-3042, that recently completed a first-in-human Phase 1 dose escalation trial. For more information, please visit https://www.boltbio.com/.

Forward-Looking Statements

This press release contains forward-looking statements about us and our industry that involve substantial risks and uncertainties and are based on our beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts contained in this press release, including statements regarding our ability to partner BDC-3042, the advancement and success of our BDC-4182 clinical trials, the timing of initial data from our Phase 1 dose-escalation study of BDC-4182, the anti-tumor potency, safety and tolerability, and characteristics of our product candidates, the initiation of future clinical trials, the potential value of collaborations, and the expected duration of our cash runway and ability to fund key milestones into 2027, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “on track,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or “would,” or the negative of these words or other similar terms or expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our current beliefs, estimates and assumptions only as of the date of this press release and information contained in this press release should not be relied upon as representing our estimates as of any subsequent date. These statements, and related risks, uncertainties, factors and assumptions, include, but are not limited to: the potential product candidates that we develop may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release; such product candidates may not be beneficial to patients or become commercialized; and our ability to maintain our current collaborations and establish further collaborations. These risks are not exhaustive. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed or will file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings, when available, are available on the investor relations section of our website at investors.boltbio.com and on the SEC’s website at www.sec.gov.

Investor Relations and Media Contact:

Matthew DeYoung

Argot Partners

(212) 600-1902

boltbio@argotpartners.com

BOLT BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Collaboration revenue	$2,169	$1,141	$5,195	$7,690
Operating expenses:
Research and development	6,535	13,785	23,545	45,747
General and administrative	3,337	3,799	10,678	14,510
Restructuring charges	—	—	—	3,565
Total operating expense	9,872	17,584	34,223	63,822
Loss from operations	(7,703)	(16,443)	(29,028)	(56,132)
Other income, net:
Interest income, net	477	1,267	2,129	4,275
Other income	82	—	154	4,675
Total other income, net	559	1,267	2,283	8,950
Net loss	(7,144)	(15,176)	(26,745)	(47,182)
Net unrealized (loss) gain on marketable securities	(4)	249	(107)	168
Comprehensive loss	$(7,148)	$(14,927)	$(26,852)	$(47,014)
Net loss per share, basic and diluted	$(3.72)	$(7.93)	$(13.94)	$(24.73)
Weighted-average shares outstanding, basic and diluted	1,919,441	1,912,554	1,918,014	1,907,538

BOLT BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$17,753	$7,205
Short-term investments	14,157	40,118
Restricted cash	784	784
Prepaid expenses and other current assets	2,912	2,707
Total current assets	35,606	50,814
Property and equipment, net	1,500	3,139
Operating lease right-of-use assets	19,881	21,756
Restricted cash, non-current	981	981
Long-term investments	6,906	22,880
Other assets	179	62
Total assets	$65,053	$99,632

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,518	$1,507
Accrued expenses and other current liabilities	3,839	9,083
Deferred revenue	1,909	3,015
Operating lease liabilities	2,700	2,251
Total current liabilities	9,966	15,856
Operating lease liabilities, net of current portion	20,889	22,958
Deferred revenue, non-current	1,964	3,620
Other long-term liabilities	133	—
Total liabilities	32,952	42,434
Commitments and contingencies
Stockholders' equity:
Common stock	—	—
Additional paid-in capital	486,259	484,504
Accumulated other comprehensive (loss) gain	(10)	97
Accumulated deficit	(454,148)	(427,403)
Total stockholders' equity	32,101	57,198
Total liabilities and stockholders' equity	$65,053	$99,632

BOLT BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(26,745)	$(47,182)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,036	1,355
Stock-based compensation expense	1,741	6,225
Accretion of discount on marketable securities	(509)	(2,307)
Gain on sale of property and equipment	(288)	(70)
Non-cash lease expense	1,875	2,364
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(322)	2,496
Accounts payable and accrued expenses	(5,233)	(2,185)
Operating lease liabilities	(1,620)	(2,042)
Deferred revenue	(2,762)	(5,470)
Other long-term liabilities	133	(43)
Net cash used in operating activities	(32,694)	(46,859)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(72)	(41)
Proceeds from sales of property and equipment	963	148
Purchases of marketable securities	(17,176)	(75,602)
Maturities of marketable securities	59,513	120,839
Net cash provided by investing activities	43,228	45,344
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	14	79
Net cash provided by financing activities	14	79
NET INCREASE (DECREASE) IN CASH	10,548	(1,436)
Cash, cash equivalents and restricted cash at beginning of year	8,970	12,575
Cash, cash equivalents and restricted cash at end of period	$19,518	$11,139
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$17,753	$9,366
Restricted cash	1,765	1,773
Total cash, cash equivalents and restricted cash	$19,518	$11,139